Exhibit 99.1

GEN Restaurant Group Announces Fourth Quarter and Full Year 2025 Financial Results

CERRITOS, CA, March 31, 2026 - GEN Restaurant Group, Inc. (“GEN” or the “Company”) (Nasdaq: GENK), owner of GEN Korean BBQ, a fast-growing casual dining concept with an extensive menu and signature “grill at your table” experience, is announcing financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Financial and Recent Operational Highlights

•
Total revenue decreased 9.0% quarter-over-quarter to $49.7 million for the fourth quarter of 2025 and increased 2.0% to $212.5 million for full year 2025.
•
Net loss before income taxes for the full year was $20.3 million, which equated to ($0.59) per diluted share of Class A common stock.
•
Loss from operations was $12.2 million, or (24.5)% of total revenue for the fourth quarter of 2025. Loss from operations was (9.4)% of total revenue of 2025.
•
Achieved restaurant-level adjusted EBITDA(1) margin of 13.8% of total revenue for 2025.
•
Restaurant-level adjusted EBITDA(1) was $3.9 million, or 7.9% of revenue, for the fourth quarter.
•
Opened 15 new locations in the 2025 year, expanding total store count to 57 locations across eleven states and South Korea. The Company exceeded it’s target of 12 to 13 total new stores by the end of 2025.
•
Increased sales of gift cards to Costco totaling $29 million in 2025, an increase of 150% from 2024.
•
The Company is expanding the Consumer-Packaged-Goods (“CPG”) division which will have growth in the GEN brand through grocery store retailers with gift cards, and BBQ meats at over 800 grocery stores; projecting 1,500 to 2,000 grocery locations by the end of 2026, and as many as 7,000 to 8,000 locations by the end of 2027.
•
Cash and cash equivalents at December 31, 2025 were $2.8 million.

(1) Adjusted EBITDA, restaurant-level adjusted EBITDA, restaurant-level adjusted EBITDA margin, and adjusted net (loss) income are non-GAAP measures. For reconciliations of adjusted EBITDA, restaurant-level adjusted EBITDA, restaurant-level adjusted EBITDA margin, and adjusted net (loss) income to the most directly comparable GAAP measure see the accompanying financial tables. For definitions and a discussion of why we consider them useful, see “Non-GAAP Measures” below.

Management Commentary

“The fourth quarter continued to be a very challenging environment for all restaurant businesses. Since the majority of our customer base is Hispanic in most markets, and they have been put under extreme pressure through immigration enforcement, our customers have retracted and are afraid to come out. This significantly reduces our customer traffic. Additionally, just as we felt we were turning the corner, the increase in fuel prices because of the war has reduced customer discretionary spending. All of this has led to a decrease in our same store sales. In spite of this, we completed our business plan for the year including opening new stores, continuing to deliver an exceptional service and build our brand recognition. We opened 15 restaurants in 2025, including 6 located in South Korea, for a total of 57 restaurants in operation. In the first quarter of 2026, we opened two additional restaurants in Tucson, Arizona and Denton, Texas.

As a result of the changing economic environment, we have made several directional changes through initiatives designed to improve the company’s value proposition:

1. First, we are managing our portfolio of restaurants and have recently entered into a joint venture with Chubby Cattle International to partner on 5 of our non-performing restaurants. We own 49% and Chubby Cattle owns 51% of these restaurants which will be operated under the Chubby Cattle brand. This transaction creates a $4.5 million write-down but will create 5 profitable restaurants that will generate strong EBITDA in the future for which we are entitled to 49% of the profits which will enhance our overall profitability as a company.

2. Second, we also have several operational initiatives to improve the financial results of our restaurants:

a.
We have adjusted our menu to streamline options in response to stubborn increases in our food costs.
b.
We have enhanced our incentive program with restaurant managers, focusing them on short term financial results.
c.
We have tested new Boba drinks as well as Soju drinks which have shown promising sales during the launch.
d.
After 2 quarters of research and preparation, we started to explore a new digital platform to enhance our customers’ experience online. Additionally, we recently launched our GEN loyalty program and are accepting Crypto currency for payments. Lastly, we are launching our new enhanced e-commerce website which will be selling much more of our GEN branded products.

3. Finally, as we slow down our restaurant development, we have initiated an AI program to create efficiencies and reduce corporate overhead.

As a further update, our Costco gift card program continues to sell exceptionally well. During 2025, we sold approximately $29 million in gift cards to Costco which is a 150% increase over last year as this program has greatly exceeded expectations due to our strong brand recognition.

As CEO of GEN, I have contemplated for some time how we can expand the GEN Korean products and experience around the country without the heavy capital outlay to build restaurants everywhere. This is why we decided to enter into the CPG business. We began by offering fresh-frozen, ready-to-cook Korean-branded meats. These products feature the exact same meats and recipes used in our restaurants, ensuring an authentic experience.

The CPG business has done very well in recent years. Many smaller companies have entered this business and are doing very well as current consumer profiles tend to seek smaller brand names. Companies like Kevin’s, Marie Calendars, California Pizza Kitchen, PF Changs and Bachan Japanese Sauces have created large businesses with valuations reaching over $400 million to $800 million in a relatively short period of time.

Previously, we announced the creation of a new division within the company to develop and sell CPG products to grocery stores. We started by testing our products at over 30 locations in Southern California in October 2025. The customer response was incredible and the business blew up. Earlier this month, we announced that we had expanded our CPG business to over 800 locations in various supermarkets around the country.

With the strength of our restaurant labor force, GEN has deployed trained team members to local grocery stores to demo our products. This has been very successful in the early stages of moving products to consumers. Most grocery store demos done by other companies are done by employees with no product knowledge. The expertise our restaurant staff has to present these demos creates a dynamic sales presentation that exponentially increased the sales of our products. Additionally, because of our well known GEN brand and great tasting Korean inspired food, it is easy for our staff to introduce our products.

Our concept is simple: we bring the restaurant experience into your home. Just as in our restaurants, where guests cook their own meals using fresh-frozen meats, our grocery products allow customers to recreate that same hands-on dining experience and exact same taste in their own kitchens.

Unlike most restaurant brands in the frozen food aisle, GEN is able to deliver the exact same quality you would expect when dining in our restaurants. These are not typical TV dinners where food is different from restaurant levels. Our products represent thoughtfully crafted meals made with the same high-quality ingredients we serve in our restaurants.

Introducing our products to grocery store chains takes time to set up in their IT systems, organize shelf space and complete the delivery and distribution chain. Once this initial set up is completed, the growth of this segment significantly speeds up, allowing us to achieve significant sales. By the end of 2026, we are projected to have our CPG products in 1,500 to 2,000 locations across the United States. We estimate that our CPG products could be carried in 7,000 to 8,000 locations by the end of 2027. With this expanded growth, we believe we can achieve a run rate of over $100 million in annual revenue in as soon as three years.

GEN’s strong brand recognition is a key driver behind our retail momentum and a testament to the connection we've built with our consumers through our restaurants, gift cards at Costco, and social media. Korean food is under-penetrated but the most sought out food in the ethnic food category.

As we grow this business, GEN will offer many Korean-Food SKU’s under the GEN K-Food Eco system.

Due to early retail reception from both buyers and consumers, GEN is accelerating its CPG expansion trajectory and expects CPG to be a meaningful growth driver with strong margins. As a result, GEN will be working with investment bankers in the CPG space to explore possible investments, logistics and supply line partners to help grow this business and increase shareholder value.

With a solid operating model, meaningful expansion across both core and new concepts, we are executing with focus and discipline.

Fourth Quarter 2025 Financial Results

Total revenue decreased 9.0% to $49.7 million in the fourth quarter of 2025 compared to $54.7 million in the fourth quarter of 2024 resulting from an 11.6% decrease in same store sales, partially offset by the revenue of the stores open in 2025, and the start up sales of wholesale and retail meats.

Total restaurant operating expenses increased by 9.1% as a percentage of revenue in 2025 compared to the fourth quarter of 2024.

•
Cost of goods sold decreased by approximately $252 thousand in the fourth quarter of 2025 compared to the fourth quarter of 2024, despite have 15 additional stores open at the end of 2025. Cost of goods sold as a percent of revenue increased by 285 basis points to 36.9% in the fourth quarter of 2025.
•
Payroll and benefits decreased by $1.0 million, compared to the fourth quarter of 2024. Payroll and benefits increased by 97 basis points to 31.8% in the fourth quarter of 2025.
•
Occupancy costs increased 253 basis points compared to the fourth quarter of 2024, primarily due to new restaurant openings. Occupancy costs increased 46 basis points compared to the third quarter of 2025.
•
Other operating costs increased by 261 basis points compared to the fourth quarter of 2024 and increased 30 basis points compared to the third quarter of 2025.
•
Depreciation and amortization increased 168 basis points compared to the fourth quarter of 2024 due to new restaurant openings and a decrease in same store sales.
•
Restaurant pre-opening expenses decreased to $1.3 million for the fourth quarter of 2025 from $2.3 million in the fourth quarter of 2024 as we have fewer stores either opened or in the pipeline at the end of 2025.

Loss from operations was $12.2 million for the fourth quarter of 2025, or (24.5)% of revenue, including an asset impairment write-down of $5.5 million, an increase of $10.9 million, or (2.4)% of revenue, compared to loss from operations of $1.3 million for the fourth quarter of 2024. Restaurant-level adjusted EBITDA was $3.9 million, or 7.9% of revenue for the fourth quarter of 2025, a decrease from $9.3 million or 17.0% for the fourth quarter of 2024.

General and administrative expenses totaled $6.7 million, or 13.5% of revenue, for the fourth quarter of 2025 and $6.4 million, or 11.7% of revenue, for the fourth quarter of 2024.

Net loss before income taxes was $12.5 million, which equates to $(0.36) per basic and diluted share of Class A common stock for the fourth quarter of 2025, compared to net loss before income taxes of $1.2 million, which equates to $0.04 per diluted share of Class A common stock in the fourth quarter of 2024.

Adjusted EBITDA was negative $2.7 million for the fourth quarter of 2025, compared to a positive $2.0 million in the prior year period, primarily due to the $12.1 million net loss in the fourth quarter of 2025.

2025 Financial Results

Revenue increased 2.0% to $212.5 million in 2025 compared to $208.4 million in 2024. Comparable restaurant sales decreased to (7.9)% in 2025 compared to (5.6)% in 2024.

Total restaurant operating expenses before pre-opening expenses as a percentage of revenue increased 500 basis points to 90.8% in 2025 from 85.8% in 2024 primarily driven by the following:

•
Cost of goods sold increased 173 basis points primarily due to higher costs associated with inflationary factor and an increase in restaurant count.
•
Payroll and benefits decreased 31 basis points.
•
Occupancy costs increased 156 basis points primarily due to the 15 new restaurants opened in the last 12 months.
•
Other operating costs increased 104 basis points.
•
Depreciation and amortization increased 98 basis points primarily due to the new stores placed in operation.
•
Restaurant pre-opening expenses increased to $8.3 million for 2025 from $7.6 million in 2024 primarily due to a higher volume of new store openings.

General and administrative expenses increased $4.7 million year-over-year to $25.9 million in 2025 compared to $21.3 million in 2024. General and administrative expenses excluding non-cash stock compensation expense increased year-over-year to $23.0 million in 2025 compared to $18.3 in 2024. As a percentage of revenues, general and administrative expenses excluding non-stock compensation expense were 10.8% in 2025. The increase is primarily attributable to an increase in marketing fees related to gift cards of $1.6 million, $0.6 million in professional fees, and $0.6 million in travel costs. Restaurant-level adjusted EBITDA was $29.3 million or 13.8% of revenue in 2025 compared to $36.9 million or 17.7% of revenue in 2024.

Net (loss) income before income taxes was ($20.3) million and (9.6)% of revenue, which equated to ($0.59) per basic and diluted share of Class A common stock, compared to net income of $5.0 million and (2.3)% of revenue, which equated to $0.13 per basic and diluted share of Class A common stock for 2024.

Adjusted EBITDA was $0.7 million and 0.3% of revenue inclusive of pre-opening costs of approximately $8.2 million, compared to $13.3 million and 6.4% of revenue inclusive of pre-opening costs of approximately $7.6 million for 2025.

As of December 31, 2025, the Company had $2.8 million in cash and cash equivalents. The Company continues to operate with low levels of long-term debt, and has almost full access to $20.0 million in a line of credit.

Non-GAAP Measures

Restaurant-level adjusted EBITDA represents income (loss) from operations plus adjustments to add-back the following expenses: depreciation and amortization, pre-opening costs, general and administrative expenses, related party consulting fees, management fees, impairment expense and non-cash lease expense. Restaurant-level adjusted EBITDA margin is the calculation of restaurant-level adjusted EBITDA divided by revenue. Management believes that restaurant-level adjusted EBITDA and restaurant-level adjusted EBITDA margin are useful to investors because these measures highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted EBITDA represents net income (loss) before interest (income) expense, income taxes, depreciation and amortization, stock-based compensation expense, employee retention credits, litigation accruals, impairment expense, non-cash lease expenses and non-cash lease expense related to pre-opening costs and gain on remeasurement of previously held interest. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because these measures highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted Net (Loss) Income represents net (loss) income, adjusted for pre-opening costs, gain on remeasurement of previously held interest and non-cash stock-based compensation, impairment expense, legal settlements and the related tax impact of the adjustments. Adjusted net (loss) income per share is defined as adjusted net (loss) income divided by the weighted-average number of shares of Class A common stock outstanding for the applicable period. Management believes that adjusted net (loss) income and adjusted net (loss) income per share are useful to investors because these measures highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Conference Call

GEN will conduct a conference call today at 5:00 p.m. Eastern time to discuss its financial results for the fourth quarter 2025 ended December 31, 2025.

Chairman and Chief Executive Officer David Kim and Chief Financial Officer Tom Croal will host the conference call, followed by a question-and-answer session.

Date: Tuesday, March 31, 2026

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-800-717-1738

International dial-in number: 1-646-307-1865

Conference ID: 97530

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please call 1-888-562-0262, press 1, prompt 1.

The conference call will be broadcast live via webcast here and available for replay via the investor relations section of the Company’s website at www.genkoreanbbq.com.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern Time on the same day through Tuesday, April 14, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1197530

About GEN Restaurant Group, Inc.

GEN Korean BBQ is one of the largest Asian casual dining restaurant concepts in the United States. Founded in 2011 by two Korean immigrants in Los Angeles, the brand has now grown over 59 company-owned locations where guests serve as their own chefs, preparing meals on embedded grills in the center of each table. The extensive menu consists of traditional Korean and Korean-American food, including high-quality meats, poultry, seafood and mixed vegetables. With its unique culinary experience alongside its modern décor and lively atmosphere, GEN Korean BBQ delivers an engaging and interactive dining experience that appeals to a vast segment of the population. For more information, GenKoreanBBQ.com and follow the brand on Facebook and Instragram.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “believe,” “intend,” “expect”, “will,” “may”, and other similar words or expressions that predict or indicate future events. All statements that are not statements of historical fact are forward-looking statements, including any statements regarding our strategy, future operations, and growth prospects, including expectations relating to the Company’s CPG division and the number of locations in which such products will be carried, any statements regarding the amount or timing of future revenue or revenue growth, any statements regarding future economic conditions or performance, any statements of belief or expectation, and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement

Investor Relations Contact:

Thomas V. Croal

562-356-9929

investor@genbbqoffice.com

GEN RESTAURANT GROUP

Condensed Consolidated Comprehensive Income (Loss) Statements

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024

Revenue	$49,746	$54,654	212,541	$208,380
Restaurant operating expenses:
Food cost	18,368	18,620	73,790	68,730
Payroll and benefits	15,803	16,831	64,943	64,322
Occupancy expenses	5,558	4,726	21,197	17,524
Operating expenses	6,171	5,354	24,176	21,538
Depreciation and amortization	2,471	1,797	8,962	6,735
Pre-opening costs	1,302	2,253	8,317	7,607
Total restaurant operating expenses	49,673	49,581	201,385	186,456
General and administrative	6,696	6,373	25,935	21,326
Impairment expense	5,527	—	5,527	—
Depreciation and amortization - corporate	47	33	158	122
Gain on lease terminations	0	—	(471)	—
Total costs and expenses	61,943	55,987	232,534	207,904
(Loss) income from operations	(12,197)	(1,333)	(19,993)	476
Employee retention credits	—	—	313	199
Gain on remeasurement of previously held interest	—	—	—	3,402
Other income (loss)	(7)	—	(346)	—
Loss on foreign currency	(33)	—	(47)	—
Interest income (expense), net	(239)	95	(232)	829
Equity in loss of equity method investee	—	—	—	(17)
Net (loss) income before income taxes	(12,476)	(1,238)	(20,305)	4,889
(Benefit) provision for income taxes	(390)	159	(930)	357
Net (loss) income	(12,086)	(1,397)	(19,375)	4,532
Less: Net (loss) income attributable to non-controlling interest	(10,190)	(1,193)	(16,349)	3,940
Net (loss) income attributable to GEN Restaurant Group, Inc.	(1,896)	(204)	(3,026)	592

Net (loss) income attributable to Class A common stock per share - basic and diluted	$(1,896)	(204)	$(3,026)	592

Weighted-average shares of Class A common stock outstanding - basic and diluted	5,264	4,913	5,164	4,668

Net (loss) income per share of Class A common stock -basic and diluted	$(0.36)	$(0.04)	$(0.59)	$0.13

GEN RESTAURANT GROUP

Selected Balance Sheet Data and Selected Operating Data

(in thousands, except restaurants and percentages)

	December 31, 2025	December 31, 2024

Selected Balance Sheet Data:
Cash and cash equivalents	$2,824	$23,675
Total assets	$259,856	$240,415
Total liabilities	$231,850	$194,798
Total Stockholders' equity	$26,506	$44,117

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Selected Operating Data
Restaurants at end of period	57	43	57	43
Comparable restaurant sales performance	(11.7)%	(4.8)%	(7.9)%	(5.6)%
Net (loss) income	$(12,086)	$(1,397)	$(19,375)	$4,532
Net (loss) income margin	(24.3)%	(2.6)%	(9.1)%	2.2%

Adjusted EBITDA	$(2,670)	$2,056	$658	$13,333
Adjusted EBITDA margin	(5.4)%	3.8%	0.3%	6.4%

(Loss) income from operations	$(12,197)	$(1,333)	$(19,993)	$476
(Loss) income from operations margin	(24.5)%	(2.4)%	(9.4)%	0.2%

Restaurant level Adjusted EBITDA	3,908	9,305	29,380	36,943
Restaurant level Adjusted EBITDA margin	7.9%	17.0%	13.8%	17.7%

GEN RESTAURANT GROUP

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands, except percentages)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024

EBITDA:
Net (loss) income	$(12,086)	$(1,397)	$(19,375)	$4,532
Net (loss) income Margin	(24.3)%	(2.6)%	(9.1)%	2.2%
Interest (expense) income, net	239	(95)	232	(829)
(Benefit) provision for income taxes	(390)	159	(930)	357
Depreciation and amortization	2,518	1,830	9,120	6,857
EBITDA	$(9,719)	$497	$(10,953)	$10,917
EBITDA Margin	(19.5)%	0.9%	(5.2)%	5.2%

Adjustments to EBITDA:
EBITDA	$(9,719)	$497	$(10,953)	$10,917
Stock-based compensation expense (1)	734	734	2,936	2,986
Litigation accrual (2)	7	—	346	—
Employee retention credits (3)	—	—	(313)	(199)
Non-cash lease expense (4)	62	182	474	677
Non-cash lease expense related to pre-opening costs (5)	719	643	2,641	2,354
Impairment expense (6)	5,527	—	5,527	—
Gain on remeasurement of previously held interest (7)	—	—	—	(3,402)
Adjusted EBITDA	$(2,670)	$2,056	$658	$13,333
Adjusted EBITDA Margin	(5.4)%	3.8%	0.3%	6.4%

Reconciliation of Loss Income from Operations to Restaurant-level Adjusted EBITDA

(in thousands, except percentages; unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024

(Loss) income from Operations	$(12,197)	$(1,333)	$(19,993)	$476
(Loss) Income Margin from Operations	(24.5)%	(2.4)%	(9.4)%	0.2%
Depreciation and amortization	2,518	1,830	9,120	6,857
Pre-opening costs	1,302	2,253	8,317	7,607
General and administrative	6,696	6,373	25,935	21,326
Impairment expense	5,527	—	5,527	—
Non-cash lease expense	62	182	474	677
Restaurant-Level Adjusted EBITDA	$3,908	$9,305	$29,380	$36,943
Restaurant-Level Adjusted EBITDA Margin	7.9%	17.0%	13.8%	17.7%

(1) Stock-based compensation expense: During all periods presented, we incurred expenses related to the granting of restricted stock units to employees. This was recorded in General and administrative expenses.

(2) Litigation accrual: This is an accrual in 2025 related to a specific litigation claim.

(3) Employee retention credits: These are refundable credits against certain employment taxes recognized under the CARES Act.

(4) Non-cash lease expense: This reflects the extent to which lease expense is greater than or less than contractual rent paid.

(5) Non-cash lease expense related to pre-opening costs: Costs for restaurants in development in which the lease expense is greater than the contractual rent.

(6) Impairment expense: During the fourth quarter of 2025, the Company recorded an asset impairment expense.

(7) Gain on remeasurement of previously held interest: During the first quarter of 2024, we reported a one-time, gain on the acquisition of GKBH restaurants.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Share

(in thousands, except per share amounts; unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024

Net (loss) income	$(12,086)	$(1,397)	$(19,375)	$4,532
Pre-opening costs	1,302	2,253	8,317	7,607
Gain on remeasurement of previously held interest	—	—	—	(3,402)
Stock-based compensation	734	734	2,936	2,986
Impairment expense	5,527	—	5,527	—
Legal settlement	7	(31)	346	—
Tax impact of adjustments	(337)	(119)	(782)	(125)
Adjusted Net (loss) income	(4,853)	1,440	(3,031)	11,598
Less: Adjusted net (loss) income attributable to non-controlling interest	(4,096)	1,247	(2,558)	10,044
Adjusted net (loss) income attributable to GEN Restaurant Group, Inc.	(757)	193	(474)	1,554

Adjusted Net (loss) income attributable to Class A common stock per share - basic and diluted	$(757)	$193	$(474)	$1,554

Weighted-average shares of Class A common stock outstanding - basic and diluted	5,264	4,913	5,164	4,668

Adjusted Net (loss) income per share of Class A common stock - basic and diluted	$(0.14)	$0.04	$(0.09)	$0.33